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                                                                      EXHIBIT 10


IRELL & MANELLA LLP
Kenneth R. Heitz
Alexander F. Wiles
Elizabeth A. Camacho
1800 Avenue of the Stars
Suite 900
Los Angeles, California  90067-4276
Telephone:  (310) 277-1010

Attorneys for Plaintiff
ARV Assisted Living, Inc.



                          UNITED STATES DISTRICT COURT

                     FOR THE CENTRAL DISTRICT OF CALIFORNIA

                                SOUTHERN DIVISION



ARV ASSISTED LIVING, INC., a      )     CASE NO. SA-CV-98-9-LHM (EEX)
California corporation,           )
                                  )     EX PARTE APPLICATION FOR
               Plaintiff,         )     LEAVE TO CONDUCT EXPEDITED
                                  )     DISCOVERY AND AN ORDER
                                  )     SHORTENING TIME FOR A
        v.                        )     HEARING ON PLAINTIFF'S
                                  )     MOTION FOR A PRELIMINARY
                                  )     INJUNCTION;
EMERITUS CORPORATION, a           )
Washington corporation, and       )     [HEARING, IF ANY, TO BE
EMAC CORPORATION, a Delaware      )     SCHEDULED BY THE COURT]
corporation,                      )
                                  )
               Defendants.        )
                                  )
--------------------------------  )



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                  EX PARTE APPLICATION FOR EXPEDITED DISCOVERY
                            AND ORDER TO SHORTEN TIME

        Pursuant to Local Rule 7.18, plaintiff ARV Assisted Living, Inc. ("ARV") moves this Court EX PARTE for an order authorizing it to take expedited discovery under Federal Rules of Civil Procedure 30, 34 and 45 prior to expiration of the twenty-day period set forth in Local Rule 6.7.1, for an order shortening time for a hearing on plaintiff's soon to be filed motion for a preliminary injunction and for an order setting a briefing schedule which allows the parties to file supplemental papers at the conclusion of the expedited discovery. The requested expedited discovery is necessary for ARV to obtain additional evidence in support of the motion for preliminary injunction it intends to file by Thursday January 8. That motion will seek to enjoin defendants Emeritus Corporation ("Emeritus") and EMAC Corporation ("EMAC") from taking actions in furtherance of their proxy contest for control of ARV's Board of Directors and tender offer to ARV shareholders that, if taken, will cause irreparable harm to ARV in violation of the federal securities laws and California statutory and common law prohibiting unfair competition and breaches of fiduciary duty. The order shortening time is necessary, because to be effective, the relief sought by ARV must be granted before January 28, 1998, the date of ARV's Shareholders' Meeting. Specifically, ARV requests that:

        1. Defendants be directed to produce no later than 10:00 a.m. January 10, 1997, the documents requested in ARV's First Request For Production of Documents, attached as Exhibit D to the Declaration of Alexander Wiles ("Wiles Declaration").


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        2. Leave be granted to ARV to take depositions on the dates set forth in ARV's Notices of Depositions, attached as Exhibit E through K to the Wiles Declaration.

        3. ARV be given leave to notice additional discovery, including additional depositions in excess of the limit set forth in Fed. Rule Civ. Proc. 30, on an expedited basis as thereafter may become necessary, and that any motions related to such discovery be heard on an expedited basis.

        4. A hearing be held on January 27, 1998 to determine whether a preliminary injunction should issue, and the briefing schedule, including supplemental briefs from ARV incorporating additional evidence obtained through discovery, be adopted as set out in the proposed order submitted herewith and in Exhibit C to the Wiles Declaration.

        ARV's EX PARTE application is made on the following grounds:

        A. On January 6, 1998, ARV filed its Complaint for a preliminary and permanent injunction as well as for declaratory relief, to prevent defendants Emeritus and EMAC, collectively "Defendants", from violating and continuing to violate the federal securities laws in connection with their proxy and tender offer solicitations directed to ARV shareholders and from engaging in acts of unfair competition and breaches of their fiduciary duties in violation of California statutory and common law.

        B. In connection with ARV's annual meeting, scheduled for January 28, 1998, Defendants are soliciting proxies to elect their candidates to the Board of Directors of ARV.


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        C. Defendants have a tender offer outstanding for ARV that expires on
January 21, 1998.

        D. ARV could not have filed its complaint or its motion for a preliminary injunction at any earlier date because defendants commenced their tender offer only on December 19, 1997. Under the federal securities laws, ARV's board was required to consider the tender offer within ten business days of the commencement of the offer (in other words, by January 5, 1998) and mail a response to ARV's shareholders. ARV's Board of Directors complied with that obligation by meeting yesterday, Monday, January 5, 1998. At that meeting, ARV's Board passed a resolution recommending that ARV's shareholders not tender their shares in response to Emeritus's offer. ARV is mailing all necessary documents to its shareholders today.

        E. ARV's Complaint charges that Defendants have made materially false and misleading statements in their tender offer and solicitations of proxies from ARV shareholders and that, unless enjoined, Defendants will cause ARV to lose million of dollars in below market leases by recklessly voting to elect their own nominees to ARV's Board of Directors, thus triggering defaults in those leases. In particular, ARV alleges:

        1. That Defendants are attempting in violation of California statutory and common law to extort ARV's Board of Directors into agreeing to combine the businesses of ARV and Emeritus by adopting proxy contest and tender offer strategies that are designed to cause the termination of extremely valuable below market leases now held by ARV while at the same time


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               preserving to Defendants the right not to follow through on their offer to buy ARV's shares for the price stated in their December 19, 1997 tender offer;

        2. That, in furtherance of their plan, Defendants have violated the federal securities laws by failing to disclose numerous material facts about their proxy contest and tender offer, including:

                a. that their true plan is to use the highly conditional cash offer as a ploy to enable Emeritus to gain control of the ARV board (either directly or through its extortionate tactics) so that it can acquire ARV through a stock for stock deal;

                b. a substantial number of ARV leases contain provisions which would cause ARV to incur substantial additional lease costs upon a change of control;

                c. defendants' Tender Offer is conditioned on (among other things) an event that most likely will not occur (if at all) for at least two years;

                d. the financing arrangements that defendants claim to have made are themselves illusory because the proposed lender has made its willingness to lend conditional on the non-occurrence of events that Defendants know will occur and on the occurrence of other events that Defendants know cannot occur;


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                e.      the "highly confident" letter defendants tout as
                        evidence of their ability to obtain financing for the Tender Offer is largely meaningless since the author of this letter -- Northstar Capital Partners L.L.C. -- is not itself in the business of providing or arranging financing;

                f. defendants have refused to pay the commitment fee necessary for financing because they know they must wait at least two years to have any chance of obtaining the relief necessary to satisfy one of the conditions to their offer; and

                g. defendants' offer is conditioned in such a way that it is not an offer to pay $17.50 for all of the outstanding shares of ARV but rather is the economic equivalent of paying about $16.60 for each outstanding share of ARV.

        F. It is imperative that ARV be able to obtain preliminary injunctive relief before Defendants are allowed to vote any of the proxies they obtain from ARV's shareholders. If Defendants are allowed to cast sufficient proxies to elect their nominees to the ARV Board of Directors without having dropped the conditions to their tender offer and obtained sufficient unconditional financing to complete their offer, ARV and its shareholders will be exposed to the catastrophic consequence that landlords on over one-half of its leased facilities (18 facilities in all) would gain the right to terminate ARV's tenancy. Since these leases have below market interest rates, ARV will be faced with the very real possibility that its landlords would either choose to


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lease the facilities to a competitor of ARV or insist that ARV pay millions of dollars in additional rent each year. In addition, ARV shareholders are being irreparably harmed in that they are currently being forced to make important voting and investment decisions with respect to their shares in ARV without the benefit of accurate information as a result of Defendants' misleading statements and nondisclosures.

        G. Time is of the essence. ARV must be able to schedule a hearing on a motion for preliminary injunction before January 28, 1998, the date of ARV's Annual Meeting of Shareholders, at which the election of directors will be held.

        H. Expedited discovery is essential so that ARV will have a full and fair opportunity to place before the Court on a timely basis the factual background to its motion for entry of a preliminary injunction. Defendants and their advisors have control over information that will be critical to the Court's deliberations.

        I. There is pending in the Superior Court of California in and for the County of Orange litigation between these same parties. Emeritus filed that lawsuit to invalidate certain steps taken by ARV's Board of Directors to protect its shareholders against Defendants' unfair tactics. That litigation is also proceeding on an expedited basis, and much of the discovery requested in this application can be coordinated with discovery already slated to take place in that case.

        J. ARV's counsel has given Defendants' counsel notice of the date, time and substance of this Application. Defendants' counsel has not yet expressed a position on whether they will agree to the expedited discovery schedule requested in this application.


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        This Application is based upon the notice given to the Defendants, the attached memorandum of points and authorities, the Wiles and Espley-Jones declarations filed herewith, all files and records in this action, such matters of which the Court may take judicial notice and such other evidence and argument as may later be presented to the Court.

Dated: January 6, 1998

                                            IRELL & MANELLA LLP
                                            Kenneth R. Heitz
                                            Alexander F. Wiles
                                            Elizabeth A. Camacho




                                            By: /s/ Alexander F. Wiles
                                               -------------------------------
                                                Attorneys for Plaintiff
                                                ARV Assisted Living, Inc.


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                          UNITED STATES DISTRICT COURT

                     FOR THE CENTRAL DISTRICT OF CALIFORNIA

                                SOUTHERN DIVISION



ARV ASSISTED LIVING, INC., a     )        CASE NO. SA-CV-98-9-LHM (EEX)
California corporation,          )
                                 )        [PROPOSED] ORDER GRANTING
               Plaintiff,        )        LEAVE TO CONDUCT EXPEDITED
                                 )        DISCOVERY AND SHORTENING
                                 )        TIME FOR HEARING ON
        v.                       )        PLAINTIFF'S MOTION FOR ENTRY
                                 )        OF A PRELIMINARY INJUNCTION
                                 )
EMERITUS CORPORATION, a          )        [HEARING, IF ANY, TO BE
Washington corporation, and      )        DETERMINED BY THE COURT]
EMAC CORPORATION, a Delaware     )
corporation,                     )
                                 )
               Defendants.       )
                                 )
                                 )
-------------------------------- )


        Upon reviewing all of the files and records in this action and the arguments of the parties and it appearing to the satisfaction of this Court that good cause exists:

        NOW, THEREFORE, on the application of plaintiff ARV Assisted Living, Inc. ("ARV"):

        IT IS HEREBY ORDERED THAT:


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        A. Defendants shall produce documents in response to ARV's Request for
Production of Documents on or before January 10, 1998 by delivering copies to Plaintiff's counsel of record at their offices. Defendants shall at the same time serve a response to ARV's Request for Production of Documents that complies with Rule 34 of the Federal Rules of Civil Procedure;

        B. ARV may take the depositions of the officers and directors of Defendants at the times and places set forth in the notices of deposition attached to ARV's application for expedited discovery; if either of the parties desires to take additional depositions of parties or non-parties, they need not seek leave of Court but shall meet and confer and make a good faith effort to schedule those depositions for a date between January 12 and 20, 1998;

        C. ARV may serve the subpoenas of third parties attached to ARV's application for expedited discovery and, without prejudice to the rights of any third party to object, may set the production of documents and testimony of those third parties to occur at the times and places specified in the subpoenas; and

        D. The Court will hold a hearing on ARV's Motion for Entry of A Preliminary Injunction at _____________ on January 27, 1998. The parties shall submit papers in accordance with the following schedule:

               1. ARV shall submit its notice of motion and supporting papers on or before January 8, 1998;

               2. Defendants shall submit their primary opposition papers on or before January 16, 1998;


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               3. ARV shall submit any supplemental papers it wishes to be considered in light of the discovery authorized by this order on or before January 21, 1998;

               4. Defendants may respond, if they choose, to any supplemental papers filed by ARV by serving such papers on counsel for ARV on or before noon on Saturday January 23, 1998 and filing such papers with the Court by 9:00 a.m. Monday, January 26, 1998; and

               5. ARV may file any reply papers it wishes to submit on or before 10:00 a.m. on Monday, January 26, 1998.

        All parties are directed to serve the other side by fax or messenger delivery to arrive by the close of business on the dates listed above (except that for item 4 above service shall be by the time specified and for item 5 service shall be effected no later than the time for filing the documents with the Court).

        Dated: January ____, 1998

                                                   -----------------------------
                                                   United States District Court


Presented By


IRELL & MANELLA LLP
Kenneth R. Heitz
Alexander F. Wiles
Elizabeth A. Camacho


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By: /s/ Alexander F. Wiles
   -------------------------------
   Attorneys for Plaintiff
   ARV Assisted Living, Inc.


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